EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-53367 and 333-106079 on Form S-3 of our reports dated February 28, 2008 (which express an unqualified opinion and includes an explanatory paragraph regarding the adoption of Financial Accounting Standards Board Financial Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations in 2005 and Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment and Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132R in 2006, and Financial Accounting Standards Board Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes), relating to the consolidated financial statements, financial statement schedule, and internal controls over financial reporting of Public Service Company of New Mexico and subsidiary, appearing in this Annual Report on Form 10-K of Public Service Company of New Mexico and subsidiary for the year ended December 31, 2007.

/S/ DELOITTE & TOUCHE LLP

Dallas, Texas
February 28, 2008